Exhibit 10.46

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Deposit Account Control Agreement (this “Agreement”), dated as of March 18, 2014, is entered into by and among Digital Ally, Inc. (“Customer”), Hudson Bay Capital Management LP (in such capacity, together with its successors and assigns in such capacity, “Agent”) and Citizens Bank & Trust (“Depository Institution”), and sets forth the rights of Agent and the obligations of Depository Institution with respect to the deposit accounts of Customer at Depository Institution identified on Exhibit A annexed hereto (each hereinafter referred to individually as a “Collateral Account” and collectively as the “Collateral Accounts”).

1. Agent’s Interests in Collateral Accounts. Customer confirms the security interests granted by Customer to Agent in all of Customer’s right, title and interest in and to the Collateral Accounts and all sums now or hereafter on deposit in or payable or withdrawable from the Collateral Accounts (the “Collateral Account Funds”). In furtherance of the intentions of the parties hereto, this Agreement constitutes written notice by Agent to Depository Institution of Agent’s security interest in the Collateral Accounts.

2. Agent Control. Depository Institution, Agent and Customer agree that Depository Institution will comply with instructions given to Depository Institution by Agent directing disposition of Collateral Account Funds in any of the Collateral Accounts (“Disposition Instructions”) without further consent by Customer or any other person.

3. Company Access to Collateral Accounts. Notwithstanding Section 2 above, Agent agrees that Customer will be allowed access to the Collateral Accounts and Collateral Account Funds until Depository Institution receives written notice from Agent directing that Customer no longer has access to any Collateral Accounts or Collateral Account Funds (an “Access Termination Notice”). Customer irrevocably authorizes Depository Institution to comply with any Access Termination Notice and/or Disposition Instructions even if Customer objects to them in any way, and agrees that Depository Institution may pay any and all Collateral Account Funds to Agent in response to any Disposition Instructions. Customer further agrees that after Depository Institution receives an Access Termination Notice, Company will not have access to any Collateral Accounts or Collateral Account Funds.

4. Priority of Agent’s Security Interests. Depository Institution subordinates in favor of Agent any security interest, lien, or right of setoff it may have, now or in the future, against any Collateral Account or any Collateral Account Funds, except that Depository Institution will retain its prior lien on any Collateral Account Funds in such Collateral Account to secure payment of normal bank charges and fees for such Collateral Account.

5. Statements, Notices and Confirmations. A statement, notice, confirmation or other communication to a party under this Agreement will be in writing or made by telecommunications devices capable of creating a written record, (except that Disposition Instructions may be given orally). Any such statement, notice, or confirmation will be sent to the applicable party’s address set forth on its signature page to this Agreement or to such other address as such party may notify the other parties, and will be effective on receipt. Depository Institution will send copies of all statements, notices, and confirmations for each Collateral Account to Customer and, at any time upon request, to Agent.

6. Third Party Claims. During the term of this Agreement, Depository Institution will not enter into any agreement with any person other than Agent pursuant to which Depository Institution will be obligated to comply with instructions from such person as to the disposition of any Collateral Account Funds. Depository Institution will use reasonable efforts promptly to notify Agent and Customer if any other person claims that it has a security interest in any Collateral Account or any Collateral Account Funds. If any third party requests that Depository Institution enter into an agreement to comply with instructions originated by such third party, or inquires of Depository Institution whether Depository Institution has entered into such an agreement with any other person or entity, or inquires of Depository Institution regarding the existence or non-existence of any adverse claims or interests in or to any Collateral Account, Depository Institution agrees that it will use reasonable efforts promptly to advise such third party of the existence of this Agreement in favor of Agent.

7. Indemnity. Customer will indemnify Depository Institution, and its officers, directors, employees and agents, against all claims, liabilities, and expenses arising out of this Agreement, including reasonable attorney fees and disbursements, except to the extent the claims, liabilities, or expenses are caused by Depository Institution’s gross negligence or willful misconduct. Customer will indemnify Agent, and its officers, directors, employees and agents against all claims, liabilities, and expenses arising out of this Agreement, including reasonable attorney fees and disbursements, except to the extent the claims, liabilities, or expenses are caused by Agent’s gross negligence or willful misconduct. This Section 7 shall survive termination of this Agreement.

8. Termination. This Agreement may be terminated by Agent upon written notice to Depository Institution and Customer. Depository Institution may terminate this Agreement on 30 days’ written notice to Agent and Customer. Customer may not terminate this Agreement without the prior written consent of Agent.

9. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

10. Amendments. This Agreement can be modified or amended only by written agreement of all of the parties hereto evidencing such modification or amendment.

11. Severability. To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted. To the extent that any conflict may exist between the provisions of any deposit account agreement between the Customer and Depository Institution, and the provisions of this Agreement, then this Agreement shall control.

12. Successors and Assigns. This Agreement shall bind and benefit the parties and their respective permitted successors and assigns.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed signature page counterpart to this Agreement via telecopier, facsimile transmission or other method of electronic transmission shall be effective as if it were delivery of a manually delivered, original, executed counterpart thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Digital Ally, Inc.
(“Customer”)

By
Name:	Thomas J. Heckman
Title:	CFO, Treasurer & Secretary

Address for Notices:

9705 Loiret Blvd.
Lenexa, KS 66219

Attn: Thomas J. Heckman
Fax No. 913-213-5762

Deposit Account Control Agreement

Hudson Bay Capital MaNAgEment LP (“Agent”)

By
Name:	George Antonopoulos
Title:	Authorized Signatory

Address for Notices:

777 Third Avenue, 30th Floor
New York, New York 10017

Attn: George Antonopoulos / Yoav Roth
Fax No. 646-214-7946

Deposit Account Control Agreement

Citizens Bank & Trust
(“Depository Institution”)

By
Name:
Title:

Address for Notices:

7280 NW 87th Terrace, Suite 300
Kansas City, MO 64153

Attn: ________________
Fax No. ________________

Deposit Account Control Agreement